SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                 (Amendment No. )

Filed by the registrant  /X/
Filed by a party other than the registrant  /  /

Check the appropriate box:
/ / Preliminary proxy statement    / / Confidential, for Use of the Commission
/ / Definitive proxy statement         Only (as permitted by Rule  14a-6(e)(2))
/X/ Definitive additional materials
/ / Soliciting  material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Ashland Inc.
                (Name of Registrant as Specified in Its Charter)

                       Board of Directors of Ashland Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
/  /     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
/  /     $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
/  /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11.

(1)      Title of each class of securities to which transaction applies:

(2)      Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)      Proposed maximum aggregate value of transaction:

(5)      Total fee paid:

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:   $125.00

(2)      Form, schedule or registration statement no.:   Definitive Proxy

(3)      Filing party:   Board of Directors of Ashland Inc.

(4)      Date filed:   December 1, 1995

                                    January 9, 1996



IF YOU HAVE ALREADY SENT IN YOUR
PROXY, PLEASE DISREGARD THIS LETTER


A REMINDER TO THE SHAREHOLDERS OF ASHLAND INC.


         We have previously sent to you a Proxy Statement dated December 4, 1995 and proxy card relating to the Annual Meeting of Shareholders to be held on Thursday, January 25, 1996.

         According to our records, we have not to date received your proxy card. Since the time before the meeting is short, we urge you to review the Proxy Statement and send in your proxy card promptly. A new proxy card is enclosed for your convenience.

         As  noted  in  the  Proxy  Statement,   Ashland   recommends  that
shareholders vote FOR Proposals 1 and 2, and AGAINST Proposal 3. The reasons for these proposals, and their possible advantages and disadvantages, are discussed in detail in the Proxy Statement, and we encourage you to review carefully that discussion. If you have misplaced your copy of the Proxy Statement and would like another copy, please call the following toll free number (1-800-662-5200) and we will mail another copy to you.

         Please complete, date, sign and promptly return the enclosed proxy card in the stamped, self-addressed envelope provided. If you have already sent in your proxy card and Ashland receives another proxy card from you for the same shares, the latest dated proxy card will be voted.

         Thank you for your cooperation.


                                   Sincerely,



                                   Thomas L. Feazell
Enclosures